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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

North American Energy Partners Inc.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

656844107 (CUSIP Number)

John D. Hawkins

The Sterling Group, L.P.

Eight Greenway Plaza

Suite 702

Houston, Texas 77046

713-877-8257

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

Copies to:

Gary W. Orloff

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

713-221-1306

December 31, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 656844107	SCHEDULE 13G	Page 1 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Sterling Group Partners I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 656844107	SCHEDULE 13G	Page 2 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Sterling Group Partners I GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 656844107	SCHEDULE 13G	Page 3 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

F.J. Hevrdejs, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 656844107	SCHEDULE 13G	Page 4 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

W.C. Oehmig, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 656844107	SCHEDULE 13G	Page 5 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

T.H. Nelson, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 656844107	SCHEDULE 13G	Page 6 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

J.D. Hawkins, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 656844107	SCHEDULE 13G	Page 7 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

C.K. Garland, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 656844107	SCHEDULE 13G	Page 8 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Frank J. Hevrdejs
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 656844107	SCHEDULE 13G	Page 9 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

William C. Oehmig
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

228,330
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

228,330
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,579,695
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 656844107	SCHEDULE 13G	Page 10 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

T. Hunter Nelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 656844107	SCHEDULE 13G	Page 11 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

John D. Hawkins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

16,660
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

16,660
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,367,925
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 656844107	SCHEDULE 13G	Page 12 of 19

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

C. Kevin Garland
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

-0-
6 SHARED VOTING POWER

6,351,265
7 SOLE DISPOSITIVE POWER

-0-
8 SHARED DISPOSITIVE POWER

6,351,265

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,351,265
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Item 1.	(a)	Name of Issuer:

North American Energy Partners Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

Zone 3, Acheson Industrial Area 2-53016 Highway 60 Acheson, Alberta, T7X 5A7

Item 2.	(a)	Name of Persons Filing:

Sterling Group Partners I, L.P.

Sterling Group Partners I GP, L.P.

F.J. Hevrdejs, L.L.C.

W.C. Oehmig, L.L.C.

T.H. Nelson, L.L.C.

J.D. Hawkins, L.L.C.

C.K. Garland, L.L.C.

Frank J. Hevrdejs

William C. Oehmig

T. Hunter Nelson

John D. Hawkins

C. Kevin Garland

	(b)	Address of Principal Business Office or, if none, Residence:

Eight Greenway Plaza Suite 702 Houston, Texas 77046

	(c)	Citizenship:

Sterling Group Partners I, L.P. is a Delaware limited partnership.

Sterling Group Partners I GP, L.P. is a Texas limited partnership.

F.J. Hevrdejs, L.L.C., W.C. Oehmig, L.L.C., T.H. Nelson, L.L.C., J.D. Hawkins, L.L.C. and C.K. Garland, L.L.C. are Texas limited liability companies.

Frank J. Hevrdejs, William C. Oehmig, T. Hunter Nelson, John D. Hawkins and C. Kevin Garland are U.S. citizens.

	(d)	Title of Class of Securities.

Common shares, no par value (the “Common Shares”)

	(e)	CUSIP Number.

656844107

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the filing person is:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S. C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S..C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1950 (15 U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with § 240.13d-(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan of endowment fund in accordance with § 240.13d(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (!2 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with § 240.13d-(b)(1)(ii)(J).

Item 4.	Ownership

The information regarding ownership as set forth in Items 5-9 and 11 of Pages 1 through 12, is hereby incorporated by reference.

Sterling Group Partners I, L.P. directly holds 6,351,265 Common Shares.

Sterling Group Partners I GP, L.P. is the sole general partner of Sterling Group Partners I, L.P. F.J. Hevrdejs, L.L.C., W.C. Oehmig, L.L.C., T.H. Nelson, L.L.C., J.D. Hawkins, L.L.C. and C.K. Garland, L.L.C. are the general partners of Sterling Group Partners I GP, L.P. Frank J. Hevrdejs, William C. Oehmig, T. Hunter Nelson, John D. Hawkins and C. Kevin Garland are the sole members of F.J. Hevrdejs, L.L.C., W.C. Oehmig, L.L.C., T.H. Nelson, L.L.C., J.D. Hawkins, L.L.C. and C.K. Garland, L.L.C., respectively. In such capacities, Messrs. Hevrdejs, Oehmig, Nelson, Hawkins and Garland may be deemed to have shared voting and investment power over the Common Shares which are or may be deemed to be beneficially owned by Sterling Group Partners I, L.P., Sterling Group Partners I GP, L.P., F.J. Hevrdejs, L.L.C., W.C. Oehmig, L.L.C., T.H. Nelson, L.L.C., J.D. Hawkins, L.L.C. and C.K. Garland, L.L.C., but disclaim such beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

The limited partners of Sterling Group Partners I, L.P. have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Common Shares held by Sterling Group Partners I, L.P. in accordance with their respective limited partnership interests in Sterling Group Partners I, L.P.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 18, 2007

STERLING GROUP PARTNERS I, L.P.

By:	Sterling Group Partners I GP, L.P.,
as general partner

By:	J.D. Hawkins, L.L.C.,
as general partner

	By:	/s/ John D. Hawkins
	Name:	John D. Hawkins
	Title:	Sole Member

STERLING GROUP PARTNERS I GP, L.P.

By:	J.D. Hawkins, L.L.C.,
as general partner

	By:	/s/ John D. Hawkins
	Name:	John D. Hawkins
	Title:	Sole Member

F.J. HEVRDEJS, L.L.C.

By:	/s/ Frank J. Hevrdejs
Name:	Frank J. Hevrdejs
Title:	Sole Member

W.C. OEHMIG, L.L.C.

By:	/s/ William C. Oehmig
Name:	William C. Oehmig
Title:	Sole Member

T.H. NELSON, L.L.C.

By:	/s/ T. Hunter Nelson
Name:	T. Hunter Nelson
Title:	Sole Member

J.D. HAWKINS, L.L.C.

By:	/s/ John D. Hawkins
Name:	John D. Hawkins
Title:	Sole Member

C.K. GARLAND, L.L.C.

By:	/s/ C. Kevin Garland
Name:	C. Kevin Garland
Title:	Sole Member

FRANK J. HEVRDEJS

/s/ Frank J. Hevrdejs

WILLIAM C. OEHMIG

/s/ William C. Oehmig

T. HUNTER NELSON

/s/ T. Hunter Nelson

JOHN D. HAWKINS

/s/ John D. Hawkins

C. KEVIN GARLAND

/s/ C. Kevin Garland

EXHIBIT INDEX

Exhibit 1 – Joint Filing Agreement.

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii), we the undersigned agree that the Schedule 13G, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.

Dated: January 18, 2007

STERLING GROUP PARTNERS I, L.P.

By:	Sterling Group Partners I GP, L.P.,
as general partner

By:	J.D. Hawkins, L.L.C.,
as general partner

	By:	/s/ John D. Hawkins
	Name:	John D. Hawkins
	Title:	Sole Member

STERLING GROUP PARTNERS I GP, L.P.

By:	J.D. Hawkins, L.L.C.,
as general partner

	By:	/s/ John D. Hawkins
	Name:	John D. Hawkins
	Title:	Sole Member

F.J. HEVRDEJS, L.L.C.

By:	/s/ Frank J. Hevrdejs
Name:	Frank J. Hevrdejs
Title:	Sole Member

W.C. OEHMIG, L.L.C.

By:	/s/ William C. Oehmig
Name:	William C. Oehmig
Title:	Sole Member

T.H. NELSON, L.L.C.

By:	/s/ T. Hunter Nelson
Name:	T. Hunter Nelson
Title:	Sole Member

J.D. HAWKINS, L.L.C.

By:	/s/ John D. Hawkins
Name:	John D. Hawkins
Title:	Sole Member

C.K. GARLAND, L.L.C.

By:	/s/ C. Kevin Garland
Name:	C. Kevin Garland
Title:	Sole Member

FRANK J. HEVRDEJS

/s/ Frank J. Hevrdejs

WILLIAM C. OEHMIG

/s/ William C. Oehmig

T. HUNTER NELSON

/s/ T. Hunter Nelson

JOHN D. HAWKINS

/s/ John D. Hawkins

C. KEVIN GARLAND

/s/ C. Kevin Garland